UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
April 10, 2006

APPLIED SIGNAL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

California	000-21236	77-0015491
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On April 10, 2006, the Compensation Committee (the “Compensation Committee”) of our Board of Directors approved the following grants of restricted stock to the Company’s Named Executive Officers (as such executive officers are defined in our proxy statement for our annual meeting held in 2006):

Name and Position	Number of Shares of Restricted Stock
Gary L. Yancey Chairman and Chief Executive Officer	10,000
Bani M. Scribner Chief Operating Officer	6,250
James E. Doyle Chief Financial Officer	3,750
John R. Treichler Chief Technical Officer	3,750
Albert Ovadia Vice President, Multichannel Systems Division	3,750

On April 10, 2006, the Compensation Committee also approved awards of 1,875 shares of restricted stock to each of the Company’s non-employee directors.

The restricted stock awards are made pursuant to 2004 Equity Incentive Plan previously filed by the Company. Restricted stock awarded to executive officers vests in four equal annual installments beginning on the first anniversary of the date of grant, subject to continuous employment. No monetary payment is required for receipt of shares of restricted stock, the consideration for which is furnished in the form of the participant’s services to the Company. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions in shares will be subject to the same restrictions on transferability as the original award.

Restricted stock granted to our non-employee directors provide that in the event of a change in control of the Company, each outstanding award held by a non-employee whose service as a director has not terminated prior to such date shall be immediately exercisable and vested in full as of the date ten days prior to the change in control. In addition, our Executive Severance Plan provides that if, in the event of a change in control of the Company, any restricted stock or restricted stock unit awards held by participants in the Executive Severance Plan will vest in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2006

Applied Signal Technology, Inc. (Registrant) By: /s/ Gary L. Yancey Gary L. Yancey Chairman and Chief Executive Officer